AMENDMENT NO. 1 TO THE TRANSITION SERVICES AGREEMENT
THIS AMENDMENT NO. 1 TO THE TRANSITION SERVICES AGREEMENT (this “Amendment”), dated as of May 1, 2016, amends that certain Transition Services Agreement (the “Services Agreement”), dated March 14, 2016, by and between Greatbatch, Inc. (“Greatbatch”) and Nuvectra Corporation (f/k/a QiG Group, LLC) (“Nuvectra”).
WHEREAS, Greatbatch and Nuvectra wish to amend the Services Agreement in order to add the preparation and delivery of certain Time & Expense Reports as “Additional Transition Services” under the Services Agreement.
NOW, THEREFORE, for good and lawful consideration, the sufficiency of which is hereby acknowledged and agreed, the parties hereto (individually, a “Party”; collectively, the “Parties”) hereby agree as follows:
1.Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Services Agreement.

2.Amendment to Schedule A. Schedule A of the Services Agreement is hereby amended by adding the following section immediately after the “Billing Fees” section in Schedule A:

“Time & Expense Reports:

During the period commencing on May 1, 2016 and ending on December 31, 2016, GB will prepare and deliver to Nuvectra the following reports on a monthly basis with respect to time and expense reports submitted by Nuvectra employees (the “T&E Reports”):

•	A report on all expenses submitted by Nuvectra field sales representatives, Paul Hanchin, Tom Hickman, Alan Mock, Jennifer Armstrong and Scott Drees;

•	A report listing all business meals over $75 that involves only one attendee, such report to include the actual report and receipts submitted by the applicable Nuvectra employee;

•	A report listing all business meals over $300 regardless of the number of attendees, such report to include the actual report and receipts submitted by the applicable Nuvectra employee; and

•	A report listing all expense reports submitted in a month where the aggregate amount of expenses for the applicable Nuvectra employee is more than $2,000.

In addition to the fees set forth in this Schedule A, Nuvectra will be charged $150 per hour for GB’s preparation and delivery of the T&E Reports.”

3.Miscellaneous.

(a)Except as provided herein, all terms and conditions of the Services Agreement shall remain in full force and effect.

(b)This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all of the Parties, notwithstanding that all of the Parties are not signatories to the original or the same counterpart.

(c)This Amendment expresses the entire understanding of the Parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.

(d)This Amendment, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

GREATBATCH, INC.

By:	/s/ Thomas J. Mazza
Name:	Thomas J. Mazza
Title:	Vice President & Corporate Controller

NUVECTRA CORPORATION

By:	/s/ Walter Berger
Name:	Walter Berger
Title:	Chief Financial Officer

[Amendment No. 1 to the Transition Services Agreement]